Exhibit 99.1

José Maria Alapont to Retire as President and CEO of Federal-Mogul Corporation,

Board of Directors Elects Rainer Jueckstock as Successor

SOUTHFIELD, Michigan, March 12, 2012. . . Federal-Mogul Corporation (NASDAQ: FDML), a leading global supplier of powertrain and safety technologies, today announced that José Maria Alapont will retire as the President and Chief Executive Officer of the company on March 31, 2012. Mr. Alapont will remain with the company in a consulting role to assist with the transition and will also remain on the company’s Board of Directors through the 2013 annual meeting of shareholders. Rainer Jueckstock, currently Senior Vice President of the company’s Powertrain Energy business unit, has been elected Chief Executive Officer effective April 1, 2012. Mr. Jueckstock will also join the company’s Board of Directors.

Federal-Mogul also announced that its Board of Directors has decided to modify the company’s corporate structure to create a separate and independent Aftermarket division and has engaged a search firm to fill the position of Chief Executive Officer of the Aftermarket division. The Chief Executive Officer of the Aftermarket Division will report directly to the company’s Board of Directors. Federal-Mogul’s Aftermarket business unit is one of the largest independent global suppliers of leading, premium branded automotive parts, with global sales of $2.3 billion in 2011.

“José Maria has been an exceptional leader in turning around Federal-Mogul and building it into a world-class global enterprise. On behalf of Federal-Mogul’s Board of Directors, I want to sincerely thank José Maria for his dedicated service, for remaining with the company longer than he had originally committed and for his willingness to assist the company during this transition. José Maria has more than vindicated my belief in him when he joined Federal-Mogul seven years ago,” said Carl C. Icahn, Federal-Mogul’s non-executive chairman.

“I have had seven wonderful years at Federal-Mogul working with Carl Icahn, the Board of Directors and the Federal-Mogul team to develop our sustainable global profitable growth strategy and a world-class company. I fully support Rainer as my successor,” said José Maria Alapont. “I am confident that he will continue our strong track record of providing value to our shareholders, customers and employees.”

Mr. Jueckstock commented, “Federal-Mogul is truly a great company with a successful history spanning more than 100 years. José Maria is leaving the company in a very strong competitive position, and I am honored to have been elected Chief Executive Officer. I also look forward to working with the new Chief Executive Officer of our Aftermarket division to continue to build value for Federal-Mogul’s shareholders and customers.”

About Federal-Mogul

Federal-Mogul Corporation is a leading global supplier of powertrain and safety technology and innovation to improve fuel economy, reduce emissions and enhance vehicle safety. The company serves the world’s foremost original equipment manufacturers of automotive, light, medium-, heavy-duty, aerospace, marine, rail and off-road vehicles; and industrial, agricultural and power-generation equipment; as well as providing well-known brands in the global aftermarket. Federal-Mogul’s world-class global engineering, lean manufacturing and distribution network deliver best-in-class quality products and services at competitive cost. The company’s sustainable global profitable growth strategy creates value and satisfaction for its customers, shareholders and employees. Federal-Mogul was founded in Detroit in 1899. The company is headquartered in Southfield, Michigan, United States and employs 45,000 people in 34 countries. The company’s website is www.federalmogul.com.

Forward-Looking Statements

Statements contained in this press release, which are not historical fact, constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, fluctuations in domestic or foreign vehicle production, fluctuations in the demand for vehicles containing our products, the company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and general global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statements.

# # #

CONTACTS:	Jim Burke (248) 354-4530 for media questions

David Pouliot (248) 354-7967 for investor questions